CONTACT:	FOR IMMEDIATE RELEASE
Ryan Lund	April 14, 2021
VP, Director of Corporate Communications
952-746-0439
rlund@htlf.com

Heartland Financial USA, Inc. rebrands as HTLF

New brand reinforces the Strength, Insight and Growth HTLF brings to our employees, customers, communities and investors

April 14, 2021 — Introducing HTLF, the new brand name for Heartland Financial USA, Inc. (NASDAQ: HTLF). HTLF is refreshing our brand to better reflect who we are today. Many are already familiar with the letters HTLF as our company’s stock ticker symbol. Now, those same four letters are our brand name, with the tagline “Strength. Insight. Growth.”

To experience and explore the HTLF name, logo and brand, visit poweredbyhtlf.com.

“HTLF honors the company’s rich history and reflects our continued growth,” said Bruce K, Lee, President and CEO. “Strength. Insight. Growth. It’s what we bring to our customers and what our unique business model and geographically diverse footprint brings to our shareholders.”

“HTLF brings our future to life and captures where we’re going. It reinforces the strength and stability of our company and our banks,” said Laura Hughes, EVP, Chief Marketing Officer. “The brand was developed with the amazing creative team at Gigantic Design, a Dubuque, Iowa-based agency. It tested positively with multiple stakeholders – employees, customers and investors.”

Our value proposition is a clear statement of what we do and how we do it:
HTLF’s unique model powers its banks with technology, efficiency and strength. Decision making is local and focused on customers and relationships. This is community banking with the scale to compete at any level.

Hughes concluded, “HTLF was introduced to employees in March and was very well-received. The brand is featured in our annual report and will be highlighted during our company annual meeting in May.” You can view the annual report at HTLFannualreport.com.

About Heartland Financial USA, Inc.
Heartland Financial USA, Inc., operating under the brand name HTLF, is a financial services company with assets of approximately $18 billion. HTLF has banks serving communities in Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin. HTLF is committed to its core commercial business, supported by a strong retail operation, and provides a diversified line of financial services including residential mortgage, wealth management, investment and insurance. Additional information is available at htlf.com.

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